SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                               SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO. _____________)*

                           QUOKKA SPORTS, INC.
                             (Name of Issuer)

                 Common Stock, $.0001 par value per share
                      (Title of Class of Securities)


                                749077103
                              (CUSIP Number)

                            September 15, 2000
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                                /_/ Rule 13d-1(b)

                                /X/ Rule 13d-1(c)

                                /_/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 749077103               13G              Page 1 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GE Capital Equity Investments, Inc.
        06-1268495


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) /_/
                                                               (b) /x/

  3.    SEC USE ONLY


  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY
      EACH          6.   SHARED VOTING POWER
    REPORTING            2,209,222
     PERSON
      WITH          7.   SOLE DISPOSITIVE POWER

                         0

                    8.   SHARED DISPOSITIVE POWER

                         2,209,222

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,209,222

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES* /x/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%


 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103                13G                Page 2 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Capital Corporation
        13-1500700

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) /_/
                                                             (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY
      EACH          6.   SHARED VOTING POWER
    REPORTING            2,214,743
     PERSON
      WITH          7.   SOLE DISPOSITIVE POWER

                         0

                    8.   SHARED DISPOSITIVE POWER

                         2,214,743

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,214,743


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES /x/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.6%

 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103        13G                Page 3 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Capital Services, Inc.
        06-1109503

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A        (a) /_/
        GROUP                                             (b) /x/


  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH          6.   SHARED VOTING POWER
    REPORTING
     PERSON              Disclaimed (see 9 below)
      WITH
                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)


  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                              /_/


 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)


 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103            13G                   Page 4 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Company
        14-0689340

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) /_/
                                                            (b) /x/


  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               Disclaimed (see 9 below)


                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)


  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares is disclaimed by General Electric Company.

 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                               /_/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)


 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103                13G                 Page 5 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        National Broadcasting Company, Inc.
        14-1682529

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) /_/
                                                              (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           1,152,305
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               0


                   7.   SOLE DISPOSITIVE POWER

                         1,152,305


                    8.   SHARED DISPOSITIVE POWER

                         0

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,152,305


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                               /x/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.4%

 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103              13G                  Page 6 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        National Broadcasting Company Holding, Inc.
        13-3448662

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) /_/
                                                                  (b) /x/


  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               Disclaimed (see 9 below)


                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)


  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       /_/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)


 12.    TYPE OF REPORTING PERSON

        CO

CUSIP No. 749077103              13G                  Page 7 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Union Fidelity Life Insurance Company
        31-0252460

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) /_/
                                                              (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               5,521


                    7.   SOLE DISPOSITIVE POWER

                         0


                    8.   SHARED DISPOSITIVE POWER

                         5,521

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,521


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       /x/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

 12.    TYPE OF REPORTING PERSON

        IC

CUSIP No. 749077103                  13G               Page 8 of 23 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Capital Assurance Company
        91-6027719

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) /_/
                                                            (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               Disclaimed (see 9 below)


                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)


  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        Beneficial ownership of all shares is disclaimed by General Electric Capital Assurance Company.


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       /_/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)


 12.    TYPE OF REPORTING PERSON

        IC

CUSIP No. 749077103              13G            Page 9 of 23 Pages



  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GNA Corp.
        91-1277112

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) /_/
                                                            (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Washington


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               Disclaimed (see 9 below)


                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)

  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares is disclaimed by GNA Corp.


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                        /_/


 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)

 12.    TYPE OF REPORTING PERSON

        HC

CUSIP No. 749077103              13G            Page 10 of 23 Pages


  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GE Financial Assurance Holdings, Inc.
        54-1829180

  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) /_/
                                                           (b) /x/

  3.    SEC USE ONLY

  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware


    NUMBER OF       5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY           Disclaimed (see 9 below)
    OWNED BY
      EACH
    REPORTING       6.   SHARED VOTING POWER
     PERSON
      WITH               Disclaimed (see 9 below)


                    7.   SOLE DISPOSITIVE POWER

                         Disclaimed (see 9 below)


                    8.   SHARED DISPOSITIVE POWER

                         Disclaimed (see 9 below)


  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares is disclaimed by GE Financial Assurance Holdings, Inc.


 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                       /_/

 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable (see 9 above)


 12.    TYPE OF REPORTING PERSON

        HC

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         (a) and (b) This statement relates to the Common Stock, $.0001 par value per share (the "Common Stock"), of Quokka Sports, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 525 Brannan Street, Ground Floor, San Francisco, California 94107.

ITEM 2.  PERSON FILING:

         (a)-(c)This statement is being filed by:

         GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI"); General Electric Capital Corporation, a New York corporation ("GE Capital");
         General Electric Capital Services, Inc., a Delaware corporation ("GECS");
         General Electric Company, a New York corporation
         ("GE");
         National Broadcasting Company, Inc., a Delaware corporation ("NBC"); National Broadcasting Company Holding, Inc., a Delaware corporation ("NBCH");
         Union Fidelity Life Insurance Company, an Illinois corporation
         ("UFLIC");
         General Electric Capital Assurance Company, a Delaware corporation ("GECAC");
         GNA Corp., a Washington corporation ("GNA"); and
         GE Financial Assurance Holdings, Inc., a Delaware corporation ("GEFA").

         The agreement among each of GECEI, GE Capital, GECS, GE, NBC, NBCH, UFLIC, GECAC, GNA and GEFA that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEI is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. NBC is a subsidiary of NBCH, and NBCH is a subsidiary of GE. UFLIC is a subsidiary of GECAC, GECAC is a subsidiary of GNA, GNA is a subsidiary of GEFA, and GEFA is a subsidiary of GE Capital. GECEI's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office is located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431. NBC's and NBCH's principal business office is located at 30 Rockefeller Plaza, New York, New York 10112. UFLIC's principal office is located at 500 Virginia Drive, Fort Washington,
         Pennsylvania 19034. GECAC's, GNA's and GEFA's principal business office is located 6604 West Broad Street, Richmond, Virginia 23230.



                              Page 11 of 23 Pages

         (d)-(e) This statement relates to the Common Stock of the Issuer, $.0001 par value per share. The CUSIP No. for such shares is 749077103.


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
         (C),CHECK WHETHER THE PERSON FILING IS A:

         (a) /_/ Broker or dealer registered under Section 15 of the Exchange
                 Act

         (b) /_/ Bank as defined in Section 3(a)(6) of the Exchange Act

         (c) /_/ Insurance company as defined in Section 3(a)(19) of the Exchange Act

         (d) /_/ Investment company registered under Section 8 of the Investment Company Act of 1940

         (e) /_/ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

         (f) /_/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g) /_/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

         (h) /_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

         (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

         (j) /_/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Rule 13d-1(c), check this box.   /X/

ITEM 4.    OWNERSHIP.

           (a)-(c) The response of GECEI, GE Capital, GECS, GE, NBC, NBCH and UFLIC to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.



                              Page 12 of 23 Pages

           Each of GECS, GE, NBCH, GEFA, GNA and GECAC hereby expressly disclaims beneficial ownership of the shares of Common Stock owned by GECEI, NBC and UFLIC. GECEI disclaims beneficial ownership of the shares owned by UFLIC. GE Capital and GECEI disclaim beneficial ownership of the shares of Common Stock owned by NBC. NBC disclaims beneficial ownership of the shares of Common Stock owned by GECEI and UFLIC, which disclaims beneficial ownership of the shares of Common Stock owned by GECEI and NBC.

           The shares owned by GECEI, NBC and UFLIC together represent 6.7% of the Issuer's common stock.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           N/A

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
           N/A

ITEM 10.   CERTIFICATION.

           (a) N/A

           (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 13 of 23 Pages

                                SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                    GE CAPITAL EQUITY INVESTMENTS, INC.

                                    By:  /s/  Barbara J. Gould
                                         ---------------------
                                         Name:   Barbara J. Gould
                                         Title:  Managing Director and
                                                 Associate General
                                                 Counsel
























                              Page 14 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By:  /s/ Barbara J. Gould
                                         --------------------
                                         Name:  Barbara J. Gould
                                         Title:  Department Operations Manager



























                              Page 15 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By:  /s/ Barbara J. Gould
                                         --------------------
                                         Name:   Barbara J. Gould
                                         Title:  Attorney-in-fact



























                              Page 16 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                              GENERAL ELECTRIC COMPANY

                                              By:  /s/ Barbara J. Gould
                                                   --------------------
                                                   Name:  Barbara J. Gould
                                                   Title: Attorney-in-fact



























                              Page 17 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                              NATIONAL BROADCASTING COMPANY, INC.

                              By:  /s/ Elizabeth Newell               *
                                   ------------------------------------
                                   Name:  Elizabeth Newell
                                   Title: Attorney-in-fact




     *Power of attorney, dated as of February 8, 2000, by National Broadcasting Holding, Inc., is hereby incorporated by reference to
Schedule 13G for Bull Run Corporation filed February 15, 2000 by National Broadcasting Holding, Inc.



















                              Page 18 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                     By:  /s/ Elizabeth Newell        *
                                          ----------------------------
                                          Name:  Elizabeth Newell
                                          Title: Attorney-in-fact




     *Power of attorney, dated as of February 8, 2000, by National Broadcasting Holding, Inc., is hereby incorporated by reference to
Schedule 13G for Bull Run Corporation filed February 15, 2000 by National Broadcasting Holding, Inc.



















                              Page 19 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                     UNION FIDELITY LIFE INSURANCE COMPANY

                                     By:  /s/ Ward Bobitz
                                          --------------------
                                          Name:  Ward Bobitz
                                          Title: Vice President



























                              Page 20 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                     GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

                                     By:  /s/ Ward Bobitz
                                          ---------------------
                                          Name:  Ward Bobitz
                                          Title: Vice President



























                              Page 21 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                     GNA CORP.

                                     By:  /s/ Ward Bobitz
                                          -----------------------
                                          Name:  Ward Bobitz
                                          Title: Vice President



























                              Page 22 of 23 Pages

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 21, 2000


                                     GE FINANCIAL ASSURANCE HOLDINGS, INC.

                                     By:  /s/ Ward Bobitz
                                          ---------------------
                                          Name:   Ward Bobitz
                                          Title:  Vice President



























                              Page 23 of 23 Pages

                              EXHIBIT INDEX
   EXHIBIT     DESCRIPTION
   -------     -----------


      A Joint Filing Agreement, dated September 21, 2000, among GECEI, GE Capital, GECS, GE, NBC, NBCH, UFLIC, GECAC, GNA and GEFA to file joint statement on Schedule 13G.

      B Power of Attorney for GE, dated February 22, 2000, naming, among others, Barbara J. Gould as attorney-in-fact for GE.

      C Power of Attorney for GECS, dated February 22, 2000, naming, among others, Barbara J. Gould as attorney-in-fact for GECS.

                                                                EXHIBIT A
                          JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the
Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the Common Stock, $.0001 par value per share, of Quokka Sports, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  September 21, 2000




GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Barbara J. Gould
     --------------------
     Name:   Barbara J. Gould
     Title:  Managing Director and Associate General Counsel


GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ Barbara J. Gould
     ---------------------
     Name:   Barbara J. Gould
     Title:  Department Operations Manager


GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:  /s/ Barbara J. Gould
     --------------------
     Name: Barbara J. Gould
     Title: Attorney-in-fact


GENERAL ELECTRIC COMPANY

By:  /s/ Barbara J. Gould
     --------------------
     Name:   Barbara J. Gould
     Title:  Attorney-in-fact

NATIONAL BROADCASTING COMPANY, INC.

By:  /s/ Elizabeth Newell
     ---------------------
     Name:  Elizabeth Newell
     Title: Attorney-in-fact


NATIONAL BROADCASTING COMPANY HOLDING, INC.

By:  /s/ Elizabeth Newell
     --------------------
     Name:   Elizabeth Newell
     Title:  Attorney-in-fact


UNION FIDELITY LIFE INSURANCE COMPANY

By:  /s/ Ward Bobitz
     ----------------
     Name:   Ward Bobitz
     Title:  Vice President


GENERAL ELECTRIC CAPITAL ASSURANCE COMPANY

By:  /s/ Ward Bobitz
     -----------------
     Name:   Ward Bobitz
     Title:  Vice President


GNA CORP.

By:  /s/ Ward Bobitz
     -----------------
     Name:  Ward Bobitz
     Title:  Vice President

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:  /s/ Ward Bobitz
     -----------------------
     Name:   Ward Bobitz
     Title:  Vice President

                                                                EXHIBIT B
                            POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

     Name of Attorney:    Joan C. Amble
                          Nancy E. Barton
                          Jeffrey S. Werner
                          Leon E. Roday
                          Michael A. Gaudino
                          Robert O. O'Reilly, Sr.
                          Preston Abbott
                          Murry K. Stegelmann
                          James Ungari
                          J. Gordon Smith
                          Michael E. Pralle
                          Iain MacKay
                          Jonathan K. Sprole
                          Barbara J. Gould
                          Robert L. Lewis
                          Wendy E. Ormond
                          Mark F. Mylon

     Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries;

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Company
(Corporate Seal)

                                    By:    /s/ Philip D. Ameen
                                           --------------------
                                           Philip D. Ameen, Vice President
Attest:

/s/ Robert E. Healing
---------------------
Robert E. Healing, Attesting Secretary

                                                                EXHIBIT C

                            POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

     Name of Attorney:    Michael A. Gaudino
                          Robert O. O'Reilly, Sr.
                          Murry K. Stegelmann
                          James Ungari
                          Preston Abbott
                          Leon E. Roday
                          J. Gordon Smith
                          Michael E. Pralle
                          Iain MacKay
                          Jonathan K. Sprole
                          Barbara J. Gould
                          Robert L. Lewis
                          Wendy E. Ormond
                          Mark F. Mylon

     Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                          General Electric Capital Services, Inc.
(Corporate Seal)

                          By:  /s/ Nancy E. Barton
                               -------------------
                               Nancy E. Barton, Senior Vice President
Attest:

/s/ Brian T. McAnaney
---------------------
Brian T. McAnaney, Assistant Secretary